Exhibit 99.1

Flutter Entertainment Reports Second Quarter 2024 Financial Results August 13, 2024 (New York): Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, announces Q2 2024 results and raises fiscal year 2024 guidance following material Q2 outperformance relative to expectations.

Key financial highlights:

In $ millions except percentages and average monthly players	Three months ended June 30
	2024	2023	YOY
Average monthly players (AMPs) (‘000s)[1]	14,344	12,222	+17%
Revenue	3,611	3,001	+20%
Net income	297	64	+364%
Net income margin	8.2%	2.1%	+610	bps
Adjusted EBITDA[2,3]	738	633	+17%
Adjusted EBITDA margin[2]	20.4%	21.1%	(70	)bps
Diluted earnings per share ($)	1.45	0.37	+290%
Adjusted earnings per share ($)[2]	2.61	1.67	+56%
Net cash provided by operating activities	323	41	+688%
Free Cash Flow[2]	171	(95)
Leverage ratio (December 2023 3.1x)[2,3]	2.6

•	Strong Q2 performance with AMPs[1] +17% and revenue +20% underpin increases to US and Group Ex-US FY 2024 guidance with Group revenue +$350m and Adjusted EBITDA +$70m4

•	US execution accelerated year-over-year AMP[1] and revenue growth to +27% and +39% as FanDuel extended #1 position:

•	Q2 2024[5] total online gross gaming revenue (GGR) market share of 38% including sportsbook GGR share of 47%, net gaming revenue share (NGR) of 51% and iGaming GGR share of 25%[5]

•	Compelling unit economics support customer acquisition with 59% NGR market share in North Carolina (launched in Q1) and online revenue in states launched in 2022/2023 +45%[6]

•	Early-to-regulate state opportunity also compelling with pre-2022 online revenue +33%

•	Completion of FanDuel Casino migration to proprietary technology will enable further improvements in customer offering and user experience

•	Group Ex-US also delivered strong AMP[1] and revenue growth of +15% and +10%:

•	Performance in UKI driven by continued momentum in iGaming, a positive European Football Championship (‘Euros’) and favorable sports results

•	International product improvements drove AMPs[1] +24%, with record Sisal Italian market share[7]

•	Australian market trends in line with expectations

•	US primary listing moved to NYSE May 31, 2024 and operational headquarters established in NY during Q2 reflecting natural evolution of business towards US

•	Continued Positive Impact Plan progress; Play Well tool usage[8] over 400bps higher year-over-year

•	Flutter Investor Day on September 25, 2024 will provide opportunity to set out growth potential and capital allocation opportunities

Q2 2024 financial overview

•	Net income of $297m, $233m higher year-over-year, reflected strong revenue performance

•	Net income included non-cash impacts of (i) $147m acquired intangibles amortization charge; and (ii) $91m fair value gain on Fox Option liability (Q2 2023 $53m loss)

•	Group Adjusted EBITDA[2,3] +17% to $738m with Adjusted EBITDA margin of 20.4%:

•	US Adjusted EBITDA[2] +51% to $260m; driven by revenue growth and good operating leverage with Adjusted EBITDA margin[2] +130 bps

•	Group Ex-US Adjusted EBITDA[2] +4% to $478m, reflected revenue growth and Adjusted EBITDA[2] margin reduction of 120bps from expected Australian revenue decline

•	Increases in Diluted earnings per share and Adjusted earnings per share of $1.08 and $0.94 primarily due to the year-over-year impact of the Fox Option of $0.51[9] (year to date loss of $0.52)

•	Net cash provided by operating activities increased $282m to $323m as operational performance converted well to cash

•

Free Cash Flow[2] of $171m (Q2 2023 -$95m) and leverage ratio[2] of 2.6x at June 30, 2024 based on last 12 months Adjusted EBITDA[2] (December 31, 2023 3.1x). Our leverage ratio continued to reduce as we move closer to our medium-term target

Full year 2024 guidance highlights (see further detail included on page 6)

•	Guidance[10] raised to reflect strong performance in Q2, positive sports results benefit and continued momentum into Q3

•	Improvement now implies Group revenue +20% year-over-year and Adjusted EBITDA +34%[4] at the midpoints:

•	US revenue increase of 3% to $6.2bn

•	US Adjusted EBITDA increase of 4% to $740m after an estimated H2 gross impact of $50m, $40m net of mitigation, from Illinois gaming tax increase

•	Group Ex-US revenue and Adjusted EBITDA increases of 2% to $8.0bn and $1.77bn, respectively

Peter Jackson, CEO, commented:

“Flutter delivered another strong quarter, beating consensus and increasing our revenue and Adjusted EBITDA guidance as we continued to capitalize on our global scale and the Flutter Edge.

Our US performance was excellent in new and existing states reflecting our disciplined approach to customer acquisition and our best-in-class product, which offers our sportsbook customers the best pricing in the market. We continue to make improvements to our proprietary product offering which drove the proportion of live betting handle to be more than 400 basis points higher than last year during the NBA playoffs, while we also increased our MLB parlay penetration.

The returns we are seeing give us the confidence to continue driving customer acquisition in the second half, building a bigger business, which bodes well for 2025 and beyond. We look forward to setting out this growth potential in more detail, and the capital allocation opportunities that will unlock, at our Flutter Investor Day in New York on September 25.

Outside of the US, we delivered an engaging offering during the European Football Championships, as over four million customers placed a bet on the tournament, with results during the tournament very favorable for us. We enhanced our Same Game Parlay experience in UK and Ireland with the addition of QuickBuild, and launched a first-to-market version in Italy. We also expanded our iGaming portfolio with new exclusive content driving market share gains.

We achieved important milestones during Q2, as the NYSE became our primary listing and we moved our operational headquarters to New York. This reflects the importance of the US market to Flutter and our view that the US is the natural home for our business.”

Q2 24 Operating Review

US:

We continued to execute against our US strategy, extending our number one position with the largest player base of 3.5m AMPs1, revenue of $1.5bn, a number one online sportsbook, iGaming market share growth, and improvements in our product offering.

The opportunity for disciplined investment in customer acquisition to embed future profits within our business remains compelling. In Q2 our superior scale and structural net revenue margin advantages resulted in projected payback periods remaining well within our 24-month guardrails11. Capitalizing on this investment opportunity, the number of new customers acquired increased 31% year-over-year. Since launching in March, we built on our successful start in North Carolina, delivering 59% NGR share for the quarter. Performance in our early-to-regulate states also continued to be very encouraging with new customer acquisition 16% higher year-over-year in states that launched pre-20226, as well as an acceleration in both AMP1 and staking growth to 20%. We believe this points to a very long runway of growth still to come in these older states. Our strong Q2 performance and the benefit of positive sports results provide the opportunity reinvest at attractive returns in the remainder of the year.

Our market-leading product proposition, underpinned by access to the Flutter Edge, continued to drive customer engagement and positions us well for the seasonally quieter Q3 period. Leveraging our proprietary capabilities we delivered our most comprehensive NBA offering to date. The launch of Same Game Parlay Live and the expansion of player prop markets early in the season contributed to our Q2 sportsbook AMP1 growth of 30%. This also reflected the launch of proprietary pricing for WNBA in time for the new season which drove a more than four-fold increase in bet count year-over-year during the first 50 games. MLB parlay penetration was 840bps higher during the season to date, also driven by our investment in an improved MLB product.

In iGaming, the launch of exclusive new titles such as Fort Knox Cats and the addition of new FanDuel Reward Machine features drove increased player engagement with AMP growth of 30%. We passed a significant milestone with the migration of FanDuel Casino onto our proprietary technology platform, during the quarter. Over time, this will provide FanDuel with access to an improved suite of unique capabilities including increased in-house content, more integrated cross-product promotional capabilities, as well as greater platform stability. Focus on delivering best-in-class customer experiences is generating results, with direct to casino customer acquisition accelerating in Q2 to year-over-year growth of 58% and a market share gain year-over-year of 4 percentage points.

During Q2, the Illinois Gaming Board announced an increase in gaming taxes which became effective from July 1, 2024. We expect to directly mitigate 50% of the cost in 2025 through locally optimized promotional and marketing spend. This is prior to second order mitigation impacts such as in-state market share gains, which we have typically observed market leaders such as FanDuel to benefit from over time when regulatory changes are introduced.

Group Ex-US:

Outside of the US, healthy player engagement for the Euros and the Indian Premier League cricket helped drive AMPs1 15% higher.

In UKI, AMPs1 were 7% higher driven by the continued roll out of new product and the benefit of the Euros, where 2.8m players wagered on the tournament in Q2, demonstrating the mass market recreational appeal of our leading brands. Ahead of the Euros, Sky Bet launched QuickBuild, a more intuitive Same Game Parlay experience, while Paddy Power doubled the volume of sportsbook stakes on player markets during the Euros compared to the 2022 World Cup, aided by the launch of Super Sub in March. In iGaming, Paddy Power launched its first branded live game show Paddy’s Mansion Heist, which has been our most successful live casino game launch ever. Cross-sell from sports to iGaming remained impressive with 43% of Euros bettors also active on iGaming, due to product innovations such as Going for Goals, a sports-themed promotional game.

In International, access to Flutter Edge capabilities is driving outperformance in local markets. Sisal launched Same Game Parlay in Italy in June, a first for the Italian market. It immediately resonated with players, accounting for nearly 20% of stakes on the Euros. Combined with expanded online casino content and a new SuperEnalotto lottery app, this helped drive Sisal AMPs1 25% higher in Italy. This delivered record online market share for Sisal in the quarter, as the number one brand in the market7, 190bps higher year-over-year.

In Australia, the horse race wagering market remained in year-over-year decline, in-line with our previously communicated expectations. We are however seeing encouraging growth in our customer base and player engagement on key sporting events such as the Rugby League State of Origin games during Q2, where we doubled our new customer acquisition year-over-year.

Q2 2024 financial highlights: Group

	Three months ended June 30
	Revenue				Adjusted EBITDA[2,3]
In $ millions except percentages	2024	2023	YOY	YOY CC	2024	2023	YOY	YOY CC
US	1,527	1,097	+39%	+39%	260	172	+51%	+51%
UKI	928	789	+18%	+17%	293	249	+18%	+17%
International	807	726	+11%	+16%	156	145	+8%	+17%
Australia	349	389	(10)%	(9)%	74	108	(31)%	(30)%
Unallocated corporate overhead[12]					(45)	(41)	+10%	10%
Group Ex-US	2,084	1,904	+10%	+11%	478	461	+4%	+6%
Group	3,611	3,001	+20%	+22%	738	633	+17%	+19%

The Group delivered an excellent performance in Q2 with a 17% increase in AMPs1 and revenue growth of 20% to over $3.6bn. The increase in revenue reflects the continued growth of our US business (+39%), and growth outside of the US (+10%) driven by UKI and International. The addition of MaxBet in Q1 added $52m or two percentage points to Group revenue growth year-over-year.

Group net income increased by $233m in Q2 to $297m including the improved financial performance outlined above and after the non-cash impacts of (i) a gain in the fair value of the Fox Option liability of $91m (Q2 2023 $53m loss) and (ii) a charge relating to the amortization of acquired intangibles of $147m (Q2 2023: $195m).

Unallocated corporate overhead12 increased 10% due to the annualization of H2 2023 investment in Flutter Edge capabilities and compliance requirements. This increase arises from our status as a newly U.S. listed company and was previously outlined at our fiscal year 2023 results.

Adjusted EBITDA2,3 was 17% higher at $738m reflecting our strong revenue performance and ongoing Adjusted EBITDA margin2 expansion in the US (+130bps) where Adjusted EBITDA grew 51%. Our Group earnings profile continues to transform as we focus on scaling our business through disciplined investment. Outside of the US, Adjusted EBITDA was 4% higher while Adjusted EBITDA margin declined by 120bps primarily driven by the previously communicated impact of the weaker racing market in Australia.

The higher net income in the current period increased Diluted earnings per share by $1.08 to $1.45 and increased Adjusted earnings per share2 by $0.94 to $2.61. Both metrics include a $91m gain during Q2 on the fair value of the Fox Option, which equated to $0.51 per share9 (year to date loss per share impact of Fox Option of $0.52).

The Group’s net cash provided by operating activities in Q2 2024 increased $282m to $323m as we continued to deliver good conversion of operational performance to cash. Growth year-over-year also benefited from a lower cash flow during Q2 2023 driven by the large payout within player deposits relating to the record Sisal lottery jackpot, which was partly offset by a cash receipt on settlement of derivatives in the same period. Free Cash Flow2 of $171m was $266m higher than the prior year, also driven by the factors outlined above.

Q2 2024 financial highlights: Segments

US Q2 revenue growth of 39% included sportsbook (+41%) and iGaming (+47%). Growth was strong across both new and existing states with pre-2022 state online revenue 33% higher (sportsbook +27%, iGaming +45%) which included states that launched pre-2020 with revenue growth of 27% (sportsbook +16%, iGaming +40%).

Sportsbook revenue growth was driven by AMPs1 (+30%) and sportsbook stakes (+35%), together with a 40bps increase in sportsbook net revenue margin to 10.0%. Our structural revenue margin increased by 180bps to 12.9%, driven by our leading pricing capabilities. This benefit was partly offset by higher promotional spend and a 50bps adverse impact year-over-year from less favorable sports results in Q2 2024 compared to Q2 2023 (Q2 2024: 110bps favorable, Q2 2023: 160bps favorable, twelve months to June 30, 2024: 90bps unfavorable). Promotional spend was higher than Q2 2023, as expected, reflecting the launch of North Carolina in late March and ongoing investment in customer acquisition in all states.

iGaming AMP growth of 30% and revenue growth of 47% reflected the continued focus on direct casino customer acquisition and improvements in our product proposition noted above. Online slots remained our fastest growing segment during the quarter with 62% growth year-over-year as the exclusive content launched in Q1 and Q2 resonated with our customers.

Adjusted EBITDA2 grew 51% to $260m with an expansion of Adjusted EBITDA margin of 130bps despite our continued disciplined investment that we believe will embed future profitability. Cost of sales as a percentage of revenue at 55.0% was slightly better than expectations, due to the positive sports results benefit during the quarter which more than offset increased payment costs due to a higher frequency of player deposits and withdrawals. Sales and marketing expenses reduced by 280bps as a percentage of revenue driven by operating leverage in our earlier-to-regulate states. Technology, research and development costs increased by 180bps as a percentage of revenue primarily reflecting increased labor costs driven by investment to scale our product and technology capabilities and annual labor cost inflation, while general and administrative costs were flat year-over-year as a percentage of revenue.

UKI revenue grew 18% with strong performances in both sportsbook (+12%) and iGaming (+25%).

Sportsbook revenue growth benefitted from the Euros, which accounted for 10% of sportsbook stakes in the quarter, and an overall 170bps increase in our sportsbook net revenue margin to 14.0%. The year-over-year net revenue margin increase was driven by the expansion of our structural revenue margin, as Same Game Parlay adoption continues to increase, and sports results being more favorable than the prior year by 110bps (Q2 2024: 190bps favorable, Q2 2023: 80bps favorable). Sports results were particularly favorable during the Euros, accounting for nearly half of the in-quarter results benefit. Sportsbook stakes declined 1% as the higher sportsbook net revenue margin reduced staking volumes.

iGaming revenue growth was driven by a 14% increase in AMPs and increased engagement due to the product improvements noted above. All four of our online iGaming brands in the market grew by more than 20% in the quarter demonstrating the benefit of access to Flutter Edge capabilities.

Adjusted EBITDA2 grew 18%, in line with revenue growth, and includes increased sales and marketing costs for the Euros.

International revenue growth accelerated to 11% in Q2 (+16% on a constant currency basis13), driven by a 24% increase in AMPs1, the benefit of the Euros and the addition of MaxBet from January 2024, which contributed revenue of $52m in the quarter.

Sportsbook revenue grew 28% with sportsbook stakes 23% higher and sportsbook net revenue margin expansion of 50bps to 13.4%. The Euros accounted for 11% of stakes in the quarter. Sports results were 20bps favorable year-over-year (Q2 2024: 110bps favorable, Q2 2023: 90bps favorable). iGaming revenue grew 6% with the addition of MaxBet and growth in Italy and Georgia offset by tax changes in India.

Consolidate and Invest14 markets, which make up 81% of International revenue, grew 16% (21% on a constant currency basis) or 7% (12% on a constant currency basis) excluding the addition of MaxBet. This includes strong constant currency growth across Italy (12%), Georgia (+20%), Spain (+11%) and Brazil (+11%). Revenue declined 8% in India due to the previously communicated tax changes introduced in Q4 2023. In Turkey, revenue was 35% higher on a constant currency basis, but declined 13% on a reported basis.

Adjusted EBITDA2 grew 8% with Adjusted EBITDA margin 70bps lower at 19.3%. On a constant currency basis, Adjusted EBITDA increased 17%, which is in line with constant currency revenue growth13. This reflects operating cost savings from the closure of FOXBet and the optimization of the PokerStars’ business model, offset by the phasing of general and administration expenses in the prior year.

Australia AMPs1 grew 5% year-over-year but revenue declined 10% (-9% on a constant currency basis). This reflected decreases in staking and net revenue margin. Staking declined 8% due to the previously announced racing market challenges and regulatory and compliance costs noted at our fiscal year 2023 earnings announcement, with trends in line with expectations. Net revenue margin decreased 30bps to 12.8%15 due to the adverse impact from less favorable sports results versus the comparable period (Q2 2024 40bps favorable; Q2 2023 90bps favorable). Adjusted EBITDA2 was 31% lower (-30% on a constant currency basis) due to lower revenue which resulted in a decline in Adjusted EBITDA margin of 660bps.

Full year 2024 guidance

Guidance is raised driven by our excellent performance in Q2, the benefit of positive sports results, and momentum into Q3. We now expect the following revenue and Adjusted EBITDA2,3 ranges:

US: revenue $6.05bn to $6.35bn and Adjusted EBITDA $680m to $800m (previous: revenue $5.8bn-$6.2bn, Adjusted EBITDA $635m-$785m). This represents revenue and Adjusted EBITDA2 mid-points of $6.2bn and $740m with year-over-year growth of 41% and 219%, an improvement of 3% and 4% respectively to the previous midpoints. Guidance includes:

•	Sports results benefit in Q2

•

$50m gross impact from tax changes in Illinois in H2 with expected initial mitigation of $10m resulting in a net cost of approximately $40m in 2024. Cost of sales as a percentage of revenue now expected to be approximately 56.8% of revenue (previous guidance 56.5%)

•	Expect seasonality of investment at the start of the NFL season to result in a small Adjusted EBITDA[2] loss in Q3 2024 with the majority of Adjusted EBITDA[2] arising in Q4 2024

Group Ex-US: revenue $7.85bn to $8.15bn and Adjusted EBITDA $1.69bn to $1.85bn (previous: revenue $7.65bn-$8.05bn, Adjusted EBITDA $1.63bn-$1.83bn). This represents revenue and Adjusted EBITDA2 mid-points of $8.0bn and $1.77bn, both representing year-over-year growth of 8% and an improvement of 2% to the previous midpoints. Guidance reflects:

•	Sports results benefit from the Euros in Q2 and Q3

•	Adjusted EBITDA in Australia of approximately $270m (from approximately $250m) driven by the benefit of positive sports results in Q1 2024 and Q2 2024 and underlying trends as expected

Interest, net now anticipated to be approximately $405m (previous $370m) driven by a delay in the previously forecasted interest income benefits of cash pooling projects.

Guidance10 is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates, (iii) on an existing state basis in the US (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Capital structure

Total debt decreased to $6,790m from $7,056m at December 31, 2023 and net debt2 to $5,478m from $5,795m. The Group’s leverage ratio2 reduced to 2.6x at June 30 2024, based on last 12 months Adjusted EBITDA from 3.1x at December 31, 2023 due to growth in Adjusted EBITDA. The Group’s medium term leverage target is 2.0-2.5x.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 646 307 1963 (United States)

+44 20 3481 4247 (United Kingdom)

+353 1 582 2023 (Ireland)

+61 2 8088 0946 (Australia)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, rising interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S.

and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission (SEC) and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $11,790m of revenue globally for fiscal 2023, up 25% YoY, and $3,611m of revenue globally for the quarter ended June 30, 2024.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications

Liam Kealy, Investor Relations	Rupert Gowrley, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Links:

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Notes

1.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2024 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Free Cash Flow, Net Debt, Leverage Ratio, Constant Currency, Adjusted Net Income Attributable to Flutter Shareholders and Adjusted Earnings Per Share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.

Beginning January 1, 2024, the Group revised its definition of Adjusted EBITDA, which is the segment measure used to evaluate performance and allocate resources. The definition of Adjusted EBITDA now excludes share-based compensation as management believes inclusion of share-based compensation can obscure underlying business trends as share-based compensation could vary widely among companies due to different plans in place resulting in companies using share-based compensation awards differently, both in type and quantity of awards granted.

4.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

5.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to June 30, 2024 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR, market share of FanDuel for the three months to June 30, 2024 in the states in which FanDuel was live, based on published gaming regulator reports in those states. Number one iGaming brand based on FanDuel and peer GGR for the three months to June 2024 based on published gaming regulator reports and external estimates by Eilers and Krejcik for competitor market share. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to June 30, 2024 was 26%.

6.

US analysis by state cohort includes the following states and provinces by FanDuel launch date; Pre-2020 states: New Jersey, Pennsylvania, West Virginia, Indiana; Pre-2022: all Pre-2020 states plus Colorado, Illinois, Iowa, Tennessee, Virginia, Arizona, Connecticut; 2022/2023 states: New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky.

7.	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.

8.

Play Well tool usage measures the proportion of customers using a responsible gambling tool during the period, i.e. any tool that a customer has used (or Flutter has applied to a customer) to promote safer gambling practices, including but not limited to deposit limits, staking limits, reality checks and time out.

9.

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense, net. The Fox Option impact per share is calculated as the Fox Option impact during the reporting period divided by the diluted weighted average number of shares for the equivalent period (pre-tax). See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2024 for additional information regarding The Fox Option.

10.	Foreign exchange rates assumed in our forecasts for 2024 guidance were USD:GBP of 0.787, USD:EUR of 0.921 and USD:AUD of 1.512.

11.

Payback is calculated as the projected average length of time it takes players to generate sufficient adjusted gross profit to repay the original average cost of acquiring those players. Customer acquisition costs include the marketing and associated promotional spend incurred to acquire a customer. The projected adjusted gross profit is based on predictive models considering inputs such as staking behavior, interaction with promotional offers and gross revenue margin. Projected adjusted gross profit includes associated variable costs of revenue as well as retention generosity costs. US GAAP conversion adds approximately 1-2 months to the historic payback periods reported under IFRS.

12.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to specific segments.

13.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q2 2023 at Q2 2024 exchange rates. See reconciliation on page 18.

14.

Consolidate and Invest markets within our International segment are Italy, Spain, Georgia, Armenia, Serbia, Brazil, India, Turkey, Morocco, Bosnia & Herzegovina and the US. International market positions reflect company estimates using a variety of methods depending on the data sources available for the relevant market, and include data releases by the relevant regulatory body, market research and aggregated banking deposit information.

15.	The previously noted impacts from sports results in Australia have been updated to Q1 2023: -30bps, Q2 2023: +90bps, Q3 2023: -50bps and Q4 2023 +20bps and Q1 2024 +120bps following a review.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Group Ex-US Adjusted EBITDA is defined as Group Adjusted EBITDA excluding our US Segment Adjusted EBITDA.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except per share and per share amounts)	As of June 30,	As of December 31,
Assets	2024	2023
Current assets:
Cash and cash equivalents	1,526	1,497
Cash and cash equivalents – restricted	25	22
Player deposits – cash and cash equivalents	1,684	1,752
Player deposits – investments	174	172
Accounts receivable, net	75	90
Prepaid expenses and other current assets	441	443

Total current assets	3,925	3,976
Investments	7	9
Property and equipment, net	480	471
Operating lease right-of-use assets	456	429
Intangible assets, net	5,664	5,881
Goodwill	13,679	13,745
Deferred tax assets	29	24
Other non-current assets	82	100

Total assets	24,322	24,635

Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	234	240
Player deposit liability	1,775	1,786
Operating lease liabilities	124	123
Long-term debt due within one year	53	51
Other current liabilities	2,192	2,326

Total current liabilities:	4,378	4,526
Operating lease liabilities – non-current	374	354
Long-term debt	6,737	7,005
Deferred tax liabilities	737	802
Other non-current liabilities	612	580

Total liabilities	12,838	13,267
Redeemable non-controlling interests	1,432	1,152
Shareholders’ equity
Ordinary share (Authorized 300,000,000 shares of €0.09 ($0.10) par value each; issued June 30, 2024: 177,681,906 shares; December 31, 2023: 177,008,649 shares)	36	36
Shares held by employee benefit trust, at cost June 30, 2024: 0 shares, December 31, 2023: 0 shares	—	—
Additional paid-in capital	1,503	1,385
Accumulated other comprehensive loss	(1,674)	(1,483)
Retained earnings	10,018	10,106

Total Flutter Shareholders’ Equity	9,883	10,044
Non-controlling interests	169	172

Total shareholders’ equity	10,052	10,216

Total liabilities, redeemable non-controlling interests and shareholders’ equity	24,322	24,635

Condensed Consolidated Statements of Comprehensive Income

($ in millions except per share and per share amounts)	Three months ended June 30,
	2024	2023
Revenue	3,611	3,001
Cost of Sales	(1,835)	(1,491)

Gross profit	1,776	1,510
Technology, research and development expenses	(216)	(176)
Sales and marketing expenses	(746)	(667)
General and administrative expenses	(445)	(445)

Operating profit	369	222
Other income, net	89	10
Interest expense, net	(108)	(82)

Income before income taxes	350	150
Income tax expense	(53)	(86)

Net income	297	64

Net income attributable to non-controlling interests and redeemable non-controlling interests	18	2
Adjustment of redeemable non-controlling interest to redemption value	18	(5)

Net income attributable to Flutter shareholders	261	67
Earnings per share
Basic	1.47	0.38
Diluted	1.45	0.37
Other comprehensive (loss) income, before tax:
Effective portion of changes in fair value of cash flow hedges	(10)	(16)
Fair value of cash flow hedges transferred to the income statement	12	41
Foreign exchange gain on net investment hedges	50	8
Foreign exchange (loss) gain on translation of the net assets of foreign currency denominated entities	(60)	97
Fair value movements on available for sale debt instruments	1	—

Other comprehensive (loss) income	(7)	130

Other comprehensive (loss) income attributable to Flutter shareholders	(5)	101
Other comprehensive (loss) income attributable to non-controlling interest and redeemable non-controlling interest	(2)	29

Total comprehensive income	290	194

Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,
($ in millions)	2024	2023
Cash flows from operating activities
Net income	297	64
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	272	304
Change in fair value of derivatives	(7)	(29)
Non-cash interest expense, net	17	4
Non-cash operating lease expense	33	36
Foreign currency exchange loss (gain)	2	(188)
(Gain) loss on disposal	(1)	1
Share-based compensation – equity classified	57	55
Share-based compensation – liability classified	2	7
Other (expense) income, net	(91)	53
Deferred taxes	(35)	(79)
Loss on extinguishment	5	—
Change in contingent consideration	(3)	2
Change in operating assets and liabilities:
Player deposits	(2)	2
Accounts receivable	(3)	2
Other assets	19	14
Accounts payable	(28)	(8)
Other current liabilities	(115)	220
Player deposit liability	(59)	(385)
Operating leases liabilities	(37)	(34)

Net cash provided by operating activities	323	41

Cash flows from investing activities
Purchases of property and equipment	(28)	(31)
Purchases of intangible assets	(40)	(36)
Capitalized software	(84)	(69)
Acquisitions, net of cash acquired	(25)	—

Net cash used in investing activities	(177)	(136)

Cash flows from financing activities
Proceeds from issue of common stock upon exercise of options	7	3
Proceeds from issuance of long-term debt (net of transactions costs)	1,045	4
Repayment of long-term debt	(1,095)	(103)
Dividend distributed to non-controlling interests	(6)	—
Repurchase of common stock	—	(166)

Net cash used in financing activities	(49)	(262)

Net increase/ (decrease) in cash, cash equivalents and restricted cash	97	(357)
Cash, cash equivalents and restricted cash – Beginning of the period	3,157	2,841
Foreign currency exchange (loss) gain on cash and cash equivalents	(19)	114

Cash, cash equivalents and restricted cash – End of the period	3,235	2,598

Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,526	1,020
Cash and cash equivalents - restricted	25	15
Player deposits - cash & cash equivalents	1,684	1,563

Cash, cash equivalents and restricted cash – end of the period	3,235	2,598

Supplemental disclosures of cash flow information:
Interest paid	108	113
Income taxes paid	86	118
Operating cash flows from operating leases	43	38
Non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	54	20
Adjustments to lease balances as a result of remeasurement	(1)	4
Business acquisitions (including contingent consideration)	2	—

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2024	2023
Net income	297	64
Add back:
Income taxes	53	86
Other income, net	(89)	(10)
Interest expense, net	108	82
Depreciation and amortization	272	304
Share-based compensation expense	59	64
Transaction fees and associated costs[1]	16	17
Restructuring and integration costs[2]	22	26

Group Adjusted EBITDA	738	633

Less: US Adjusted EBITDA	260	172

Group Ex-US Adjusted EBITDA	478	461

Group Revenue	3,611	3,001
Group Adjusted EBITDA Margin	20.4%	21.1%

1.

Comprises advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the change in the primary listing of the Group for the three months ended June 30, 2024. For the three months ended June 30, 2023 transaction fees and associated costs comprised advisory fees related to the proposed listing of Flutter’s ordinary shares in the US.

2.

During the three months ended June 30, 2024, costs of $22 million (three months ended June 30, 2023: $26 million) primarily relate to various restructuring and other strategic initiatives to drive synergies. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. The costs primarily include severance expenses, advisory fees and temporary staffing cost.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2024	2023
Net cash provided by operating activities	323	41
Less cash impact of:
Purchases of property and equipment	(28)	(31)
Purchases of intangible assets	(40)	(36)
Capitalized software	(84)	(69)

Free Cash Flow	171	(95)

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As at June 30, 2024	As at December 31, 2023
Long-term debt	6,737	7,005
Long-term debt due within one year	53	51

Total Debt	6,790	7,056
Add:
Transactions costs, premiums or discount included in the carrying value of debt	61	54
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	154	182
Cash and cash equivalents	(1,526)	(1,497)

Net Debt	5,478	5,795

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2024	2023
Net income	297	64
Less:
Transaction fees and associated costs	16	17
Restructuring and integration costs	22	26
Amortization of acquired intangibles	147	195
Share-based compensation	59	64
Loss on settlement of long-term debt	5	0
Tax impact of above adjustments[1]	(42)	(68)

Adjusted net income	504	298
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	18	2
Adjustment of redeemable non-controlling interest[3]	18	(5)

Adjusted net income attributable to Flutter shareholders	468	302

Diluted weighted average number of shares	180	180

1.	Tax rates used in calculated adjusted net profit attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel and Junglee.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings Per Share reconciliation

See below a reconciliation of Adjusted Earnings Per Share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended June 30,
	$2024	2023
Diluted earnings per share to Flutter shareholders	1.45	0.37
Add/ (Less):
Transaction fees and associated costs	0.09	0.09
Restructuring and integration costs	0.12	0.14
Amortization of acquired intangibles	0.82	1.08
Share-based compensation	0.33	0.36
Loss on settlement of long-term debt	0.03	—
Tax impact of above adjustments	(0.23)	(0.38)

Adjusted earnings per share	2.61	1.67

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three months ended June 30,
Unaudited	2024	2023	YOY	2024	2023	YOY
				FX impact	CC	CC
Revenue
US	1,527	1,097	+39%	—	1,097	+39%
UKI	928	789	+18%	4	793	+17%
International	807	726	+11%	(30)	696	+16%
Australia	349	389	-10%	(5)	384	(9)%

Group Ex-US	2,084	1,904	+10%	(31)	1,873	+11%

Group	3,611	3,001	+20%	(31)	2,970	+22%

Adjusted EBITDA
US	260	172	+51%	—	172	+51%
UKI	293	249	+18%	2	251	+17%
International	156	145	+8%	(11)	134	+17%
Australia	74	108	-31%	(2)	106	(30)%
Unallocated corporate overhead	(45)	(41)	+10%	—	(41)	+10%

Group Ex-US	478	461	+4%	(11)	450	+6%

Group	738	633	+17%	(10)	623	+19%

Segment KPIs

($ millions except percentages)	Three months ended June 30, 2024				YOY
Unaudited	US	UKI	Intl	Aus	US		UKI		Intl		Aus
Average monthly players (‘000s)	3,466	4,407	5,273	1,199	+27%		+7%		+24%		+5%
Sportsbook stakes	10,976	3,221	1,475	2,726	+35%		(1)%		+23%		(8)%
Sportsbook net revenue margin	10.0%	14.0%	13.4%	12.8%	+40	bps	+170	bps	+50	bps	(30	)bps
Sportsbook revenue	1,099	451	197	349	+41%		+12%		+28%		(10)%
iGaming revenue	357	423	574	—	+47%		+25%		+6%		—%
Other revenue	71	54	36	—	(3)%		+10%		+13%		—%

Total revenue	1,527	928	807	349	39%		18%		11%		(10)%

Adjusted EBITDA	260	293	156	74	+51%		+18%		+8%		(31)%
Adjusted EBITDA margin	17.0%	31.6%	19.3%	21.2%	+130	bps	—	bps	(70	)bps	(660	)bps
Additional information: Segment operating expenses
Cost of sales	839	319	382	192	+38%		+16%		+16%		(3)%
Technology, research and development expenses	73	43	54	9	+126%		+16%		(16)%		+40%
Sales & marketing expenses	253	192	110	56	+19%		+34%		(10)%		(1)%
General and administrative expenses	102	81	105	18	+40%		(4)%		+58%		(16)%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended June 30, 2024						Three months ended June 30, 2023
unaudited	US	UKI	Intl	Aus	Corp	Total	US	UKI	Intl	Aus	Corp	Total
Depreciation and Amortization	28	81	139	16	8	272	26	104	163	15	(5)	303
Less: Amortization of acquired intangibles	(4)	(54)	(85)	(4)	—	(147)	(5)	(78)	(106)	(6)	—	(195)

Adjusted depreciation and amortization[1]	24	27	54	12	8	125	21	27	57	9	(5)	108

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles